Exhibit 99.1

NEWS RELEASE

For more information:	Media: John Coulbourn SeaChange International 978/897-0100 x3098 johnc@schange.com	Investor Relations: Martha Schaefer SeaChange International 978/897-0100 x3030 mschaefer@schange.com

SeaChange International Announces

Preliminary Fourth Quarter Financial Results

MAYNARD, Mass. (February 3, 2005) — SeaChange International, Inc. (Nasdaq: SEAC) announced today, based on preliminary figures, that estimated revenues for the fourth quarter ended January 31, 2005 will be approximately $28.0 to $30.0 million, which is less than the previously announced revenue expectations of $41.0 million. The lower-than-expected revenue performance was principally due to unanticipated delays in the booking, shipment or acceptance of certain orders.

As a result of the lower-than-expected revenue, the Company expects to generate a net loss between $.04 and $.08 per share, compared to the Company’s previous guidance of net income of $.10 per share.

“While we are disappointed that we did not meet our expectations for the fourth quarter, the underlying fundamentals of our business remain strong,” said Bill Styslinger, president and CEO, SeaChange International. “We continue to be very positive about our long-term success. We have a larger customer base than ever before, with both the international and telco video-on-demand markets beginning to emerge. Unfortunately, as we have said many times, on a quarter to quarter basis, our revenues may be highly affected by the timing of customer orders and deliveries and this quarter is an example of that kind of variation.”

The Company will discuss its financial results in more detail on a conference call tomorrow, February 4, at 8:30 a.m. Eastern Time. The conference call will be accessible live by telephone at 866-322-1550 (ID: 388 1062) and via webcast at www.schange.com in the Investor Relations section. A replay of this call will be available for one week by telephone at 800-642-1687 (ID 388 1062) and on the SeaChange website.

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Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp.; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2004 and those appearing under the caption “Factors That May Affect Future Results” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 15, 2004. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange International, Inc.

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and

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standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

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MediaCluster is a patent and trademark of SeaChange International, Inc.